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                                                                     EXHIBIT 3.5


                          CERTIFICATE OF ELIMINATION OF

          SERIES A, SERIES B, SERIES C AND SERIES D PREFERRED STOCK OF

                              IMMERSION CORPORATION


                     (Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware)

        Immersion Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:


        FIRST: Article FOURTH of the Certificate of Incorporation of the Corporation authorizes the issuance of 10,215,716 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of which 2,495,647 shares have been designated Series A Preferred Stock, 467,390 shares have been designated Series B Preferred Stock, 863,778 shares have been designated Series C
Preferred Stock and 1,388,901 shares have been designated Series D Preferred Stock pursuant to a Certificate of Designations filed pursuant to Section 151 of the General Corporation Law of the State of Delaware.


        SECOND: The following resolution was adopted on August 30, 1999 by the Board of Directors of the Corporation as required by Section 151(g) of the General Corporation Law of the State of Delaware:

        RESOLVED, that none of the authorized shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are outstanding and no shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will be issued subject to the Certificate of Designations previously filed with respect to such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

        THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all matters set forth in the Certificate of Designations with respect to such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are hereby eliminated from the Certificate of Incorporation.


        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this ____ day of October, 1999.


                               IMMERSION CORPORATION

                               By:
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                               Its:

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